Exhibit 10.19

sql technologies Corp.

2018 Stock INCENTIVE PLAN

AS AMENDED AND RESTATED
STOCK AWARD AGREEMENT

This Stock Award Agreement (“Agreement”) is entered into between SQL Technologies Corp. (the “Company”) and the individual named in Paragraph 1 below (“Holder”) effective as of the Grant Date.

The parties hereto, intending to be legally bound, hereby agree as follows:

1. Terms of Stock Grant. The Company has granted a Stock Award to Holder based on the following terms:

Name of Holder:
Grant Date (Date of Board Approval):
Number of Shares of Stock included in Stock Award:
Vested or Non-vested upon Grant:

2. Vesting. [The Stock Award is fully vested upon Grant Date, but may only be sold in accordance with Federal and State securities laws, including Rule 144 of the Securities Act of 1933.] [The Stock Award will vest in accordance with the following schedule: INSERT SCHEDULE]

3. Incorporation of Plan. Except as otherwise stated herein, the Stock Award is subject to all the provisions of the 2018 Stock Incentive Plan, as amended and restated (the “Plan”), the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. The Committee shall have the sole authority to interpret and construe this Agreement and the Plan, and its interpretations shall be final, conclusive and binding for all purposes on the parties. Capitalized terms not otherwise defined herein shall have the meanings assigned in the Plan.

4. Transferability. This Agreement is not transferable by the Holder.

5. Tax Withholding. By accepting the Stock Award, the Holder agrees to pay or make arrangements satisfactory to the Committee for payment to the Company of all taxes required to be withheld by the Company in connection with the Stock Award or any sale, transfer or other disposition of any shares of Common Stock acquired. The Company shall in no case be responsible for payment of Holder’s income tax obligations, or the filing of any Section 83(b) election under the Internal Revenue Code, with respect to the Stock Award.

6. Advice. Holder is solely responsible for obtaining his or her personal tax, financial and legal advice related to the Stock Award from an independent advisor. The Company, its employees and agents shall in no case be held responsible for advising Holder regarding the tax treatment, legal effects, or financial results related to the Stock Award.

7. Legal Fees. The Company in its sole discretion may require that the Holder pay for any legal fees associated with the transfer of any shares acquired in connection with the Stock Award including, but not limited to, a legal opinion as to the availability of an exemption to any federal and/or state securities registration requirements.

8. Acknowledgement. By signing below, Holder acknowledges receipt of this Agreement and a copy of the Plan.

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SQL TECHNOLOGIES CORP.	HOLDER

By:

Title:

Date:	Date:

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